An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR - SUBJECT TO COMPLETION

Dated September [*], 2019

AMERICAN INTERNATIONAL HOLDINGS CORP.

11222 Richmond Avenue, Suite 195

Houston, TX 77082

www.amihcorp.com

Explanatory Note

American International Holdings Corp. is amending its Offering Statement filed on Form 1-A, filed with the Securities Exchange Commission on September 23, 2019 (“Offering Statement”), in response to communications with the Securities and Exchange Commission.

Up To 10,000,000 Shares of Common Stock

We are offering up to 10,000,000 shares of our common stock for $_____ [$0.50-$1.00] per share, for gross proceeds of up to $10,000,000. There is no minimum offering amount or escrow established and no minimum investment amount for investors. All accepted subscription funds will be immediately available for the Company’s use. See “Securities Being Offered” on page 27.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Shares will be sold through the Company’s executive officers and directors on a best-efforts basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular. The sale of Shares will commence once the Offering Statement to which this Offering Circular relates is qualified by the Securities Exchange Commission (“SEC”) and continue for one year thereafter or until all shares have been sold, whichever occurs first. Notwithstanding, the Company may elect to extend this offering for an additional 90 days or cancel or terminate it at any time.

Our common stock is currently registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) but is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “AMIH.” While our common stock has been on the Pink Market, there has been limited trading volume and the trading prices have been volatile. There is no guarantee that an active trading market will develop.

This offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form 1-A Offering Circular disclosure format for smaller reporting companies.

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Commissions and Discounts	Proceeds to Company [1]
Common Stock	10,000,000	$1.00	$10,000,000	$0	$10,000,000

(1)	There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences. Nonetheless, the Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing and other misc. expenses.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 5.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Offering Circular Date: September [*], 2019

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SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “AMIH,” the “Company,” and “American International Holdings” refer to American International Holdings Corp. together with its wholly owned subsidiaries.

The Company

American International Holdings Corp. was organized in 1986 and is incorporated in Nevada. The Company has undergone several name changes and changes of control since its incorporation; however, from 2012 until April, 2019, the Company had no operations and nominal assets.

On April 12, 2019, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Novopelle Diamond, LLC, a Texas limited liability company (“Novopelle Diamond”) and certain unitholders of Novopelle Diamond. Pursuant to the terms of the Share Exchange Agreement, the Company acquired 100% of the issued and outstanding membership interest of Novopelle Diamond by means of a share exchange with the Novopelle Members in exchange for 18,000,000 newly issued shares of the common stock of the Company (the “Share Exchange”). As a result of the Share Exchange, Novopelle became a 100% owned subsidiary of AMIH, which on a going forward basis will result in consolidated financial reporting by AMIH to include the results of Novopelle. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company.

The Company is headquartered in Houston, TX and operates as a holding company dedicated to acquiring, managing and operating health, wellness and medical spa / treatment facilities across the United States. The Company seeks opportunities to acquire and grow businesses that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

We are authorized to issue 195,000,000 shares of common stock and 5,000,000 shares of preferred stock. We currently have approximately 24,468,355 common shares issued and outstanding held by approximately 227 holders of record, and no shares of preferred stock issued and outstanding. Our common stock is currently quoted on the OTC Market’s Pink Market under the symbol “AMIH.”

Our executive offices are located at 11222 Richmond Avenue, Suite 195, Houston, TX 77082 and our telephone number is (281) 496-9971.

Business Overview

As a result of the Share Exchange, AMIH acquired the business of Novopelle Diamond and all of its assets. Novopelle Diamond operates a Novopelle branded medical spa facility located in McKinney, TX. In addition to Novopelle Diamond, there are four Novopelle branded medical spas in the state of Texas that are not owned by the Company but that are owned or operated by certain of its affiliates; however, the Company has been granted an exclusive license by Novo MedSpa Addison Corporation to establish additional Novopelle branded facilities across the United States and abroad.

Novopelle branded spas are physician supervised, medical spas and wellness clinics that offer a full menu of wellness services. Novopelle offers the following products and services:

●	Stem Cell Therapy	●	Acne & Acne Scar Reduction
●	Laser Hair Removal	●	Testosterone Replacement Therapy
●	PRP Facial (Vampire Facial)	●	Hair Restoration
●	Novo Lipo (Body Contouring)	●	Botox & Fillers
●	Laser Vein Removal	●	Facials & Peels
●	Cellulite Reduction	●	Weight Loss Solutions
●	Stretch Mark Reduction	●	Tattoo Removal

In addion to Novopelle Diamond, the Company currently has three other wholly owned subsidiaries: Novopelle Waterway, Inc., which is focused on a retail acquisitions, YS Brands, Inc., which is dedicated to creating, designing, manufacturing and marketing new premium designer shoe concepts, and Capitol City Solutions USA, Inc., which acts as a general contracting and construction company for the Company’s Novopelle branded med spa locations.

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The Offering

This circular relates to the sale of 10,000,000 shares of our common stock by the Company at a price of $_____ [$0.50- $1.00] per share, for total offering proceeds of up to $10,000,000 if all offered shares are sold. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. There is no minimum investment amount established for investors. All funds raised by the Company from this offering will be immediately available for the Company’s use.

The aggregate purchase price to be paid by any investor for the securities sold hereby cannot exceed 10% of the greater of the investor’s annual income or net worth (for entity investors, revenues or net assets for the investor’s most recently completed fiscal year are used instead). The foregoing limitation does not apply to “accredited investors”and non-natural investors.

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited through our website, investment websites, social media, or otherwise.

This offering will terminate at the earlier to occur of: (i) all shares offered hereby are sold, or (ii) one year from the date this Offering Circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate or cancel this offering at any time or extend this offering by 90 days, in its sole discretion.

Proceeds from this offering will be used generally to improve Novopelle branded locations owned or acquired by the Company, to purchase furniture and equipment, for selling, general and administrative expenses relating to the Company’s Novopelle locations, debt reduction, acquisitions, and general working capital.

ABOUT THIS CIRCULAR

We have prepared this Offering Circular to be filed with the SEC for our offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular.

You should rely only on the information contained in this circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used in this circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this circular before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. In addition to the other information provided in this circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our common stock. The following may not be a comprehensive list of all risks relating to the Company or an investment in its common stock but are those risks as identified by the Company’s management as material.

Risks Related to our Business

Since we have a limited operating history in our industry, it is difficult for potential investors to evaluate our business.

Our short operating history in the health and wellness industry may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. As an early stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our service locations and product development programs or commercialization efforts and could cause our business to fail.

We expect to need substantial additional funding to pursue additional service locations and product development and commercialize our products. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our expansion of spa locations and development programs or any future commercialization efforts. Any of these events could significantly harm our business, financial condition and prospects.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report on our financial statements for the year ended December 31, 2018 that included an explanatory paragraph referring to our recurring operating losses and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate revenue. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if adequate funds are not available to us when we need it, we will be required to curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the operations of our medical spas, product development, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

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Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We expect to face intense competition, often from companies with greater resources and experience than we have.

The health and wellness industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we have. Some of these competitors and potential competitors have more experience than we have in the development of health and wellness services and products. In addition, our services and products compete with service and product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we or our collaboration partners have. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

Current global financial conditions have been characterized by increased volatility which could negatively impact our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

We are growing the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As of the date of this circular, we have six full-time employees. As our development and commercialization plans and strategies develop, we expect to need additional development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our company.

We may expend our limited resources to pursue a particular products, services or locations and may fail to capitalize on products, locations or services that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus our efforts on particular service programs, products and locations. As a result, we may forego or delay pursuit of opportunities with other services, products or locations that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Any such failure could result in missed opportunities and/or our focus on products, services or locations with low market potential, which would harm our business and financial condition.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. This could have a material effect on our business, results of operations and financial condition. The details of certain of these transactions are set forth in “Certain Relationships and Related Party Transactions.” Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors.

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Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into the rapidly growing health and wellness market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to develop and maintain our brand and reputation for our service and product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems arise with our products or services, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

Risks associated with our business and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, risks posed by natural disasters and risks of lawsuits from customers who are injured from or dissatisfied with our services. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Our business could be adversely affected by ongoing legal challenges to our business model or by new state actions restricting our ability to provide the full range of our services in certain states.

Our ability to conduct business in each state is dependent upon the state’s treatment of medical spas under such state’s laws, rules and policies governing the practice of physician supervised services, which are subject to changing political, regulatory and other influences.

We may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.

Our business entails the risk of medical liability claims. Successful medical liability claims could result in substantial damage awards that exceed the limits of our insurance coverage. Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our physicians from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

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Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, or PII, including protected health information, or PHI. These laws and regulations include the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations (referred to collectively as HIPAA). HIPAA establishes a set of basic national privacy and security standards for the protection of PHI. HIPAA requires us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability.

Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures are breached or fail, unauthorized persons may be able to obtain access to sensitive client data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client confidence. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

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Our failure to attract and retain physicians and nurse practitioners in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth.

Our business depends on our ability to continue to recruit and retain a sufficient number of qualified licensed doctors and nurses. Although we believe we have an effective recruitment process, there is no assurance that we will be able to secure arrangements with sufficient numbers of licensed doctors and nurses or retain the services of such practitioners. If we experience delays or shortages in obtaining access to qualified physicians and nurses, we would be unable to expand our services and operations, resulting in reduced revenues.

If our physicians develop a poor reputation, our operations and revenues would suffer.

The success of our business is dependent upon quality medical services being rendered by our physicians. As the patient-physician relationship involves inherent trust and confidence, any negative publicity, whether from civil litigation, allegations of criminal misconduct, or forfeiture of medical licenses, with respect to any of our physicians and/or our facilities could adversely affect our results of operations.

If we fail to comply with government laws and regulations it could have a materially adverse effect on our business.

The health care industry is subject to extensive federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. We exercise care in structuring our arrangements with physicians and other referral sources to comply in all material respects with applicable laws. We will also take such laws into account when planning future centers, marketing and other activities, and expect that our operations will be in compliance with applicable law. The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on our business. There can be no assurance however that we will not be found in noncompliance in any particular situation.

Risks Related to our Common Stock and this Offering

We are subject to the reporting requirements of federal securities laws, which is expensive and subjects us to potential liability.

We are a public reporting company in the United States and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders causes our expenses to be higher than they would be if we remained a privately-held company. We could also be subject to sanctions or deregistration if we fail to keep up with our reporting obligations.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls is time consuming, difficult and costly.

Because we are a reporting company with the SEC, we must comply with Sarbanes-Oxley Act and SEC rules concerning internal controls. It is time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. In order to expand our operations, we will need to hire additional financial reporting, internal control, and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.

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Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

As a former “shell company,” Rule 144” will not be initially available for our shareholders. In order to be eligible for Rule 144, we must meet the following criteria:

●	We have ceased to be a shell company;
●	We are subject to the reporting requirement of Section 13 or 15(d) of the Exchange Act;
●	We have filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K; and
●	At least one year has elapsed from the time that we filed current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Nevada corporate law could discourage a takeover that stockholders may consider favorable.

Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets’ Pink Market, where our shares of common stock is quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

●	variations in our operating results;

●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

●	changes in operating and stock price performance of other companies in our industry;

●	additions or departures of key personnel; and

●	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

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Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. Accordingly, our directors and executive officers have significant influence over our affairs due to their substantial ownership coupled with their positions on our management team and have substantial voting power to approve matters requiring the approval of our stockholders. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

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We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The offering price of our shares has been arbitrarily determined.

Our management has determined the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This Offering Circular contains forward-looking statements, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Offering Circular include, but are not limited to, statements about:

●	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;
●	our ability to develop, acquire, and advance services and products for our customer base;
●	the implementation of our business model and strategic plans for our business
●	the terms of future licensing, operational or management arrangements, and whether we can enter into such arrangements at all;
●	timing and receipt or revenues, if any;
●	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;
●	regulatory developments in the United States;
●	our ability to maintain and establish collaborations or obtain additional funding;
●	our use of proceeds from this offering;
●	our financial performance; and
●	developments and projections relating to our competitors and our industry.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this Subscription Booklet. Further, we cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

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DILUTION

Investors in this offering will experience immediate dilution, as exampled below, from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value was estimated at approximately $497,472, or approximately $0.0203 per share. After giving effect to our sale of the maximum offering amount of $10,000,000 in securities, assuming no other changes, our as-adjusted net tangible book value would be approximately $10,497,472, or $0.3046 per share. At an offering price of $1.00 per share this represents an immediate dilution in net tangible book value of $0.6954 per share to investors of this offering. The above calculations are based on 24,468,355 common shares issued and outstanding as of August 21, 2019 before adjustments and 34,468,355 common shares to be outstanding after adjustment, assuming the offering complete without additional shares issued, assets acquired or liabilities incurred.

PLAN OF DISTRIBUTION

Currently, we plan to have our directors and executive officers sell the securities on our behalf. They will receive no discounts or commissions. Our executive officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like.

As of the date of this circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “AMIH.” While our common stock is on the Pink Market, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

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Upon this circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the initial qualification date of this circular, unless extended or terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

There can be no assurances that the Company will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. All shares will be offered on a “best efforts” basis.

All of the foregoing and following may affect the marketability of our securities. Should any fundamental change occur regarding the status or other matters concerning the selling shareholders or us, we will file an amendment to this circular disclosing such matters.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are offering up to 10,000,000 shares of our common stock for $_____ [$0.50-$1.00] per share, for a total of up to $10,000,000 in gross offering proceeds, assuming all securities are sold. There is no minimum investment established for investors and no minimum offering amount. We may sell significantly fewer shares of common stock than those offered hereby. All accepted subscription funds will be immediately available for the Company’s use. The Company may, in its sole discretion, choose to accept the cancelation of debt owed by the Compnay as consideration for shares of common stock offered hereby. Any common shares sold for debt cancellation shall be subject to the same terms and conditions as other Shares sold hereunder, including the purchase price for such Shares.

All subscription agreements and checks are irrevocable until accepted or rejected by the Company and should be delivered to the Company at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors. The Company may accept or reject any subscription, in whole or in part, in its sole discretion.

The Company will deliver stock certificates to the purchasers within five days from request by a shareholder; otherwise shareholders’ shares may be noted and held on the book records of the Company.

We will not apply for “blue sky” registration in any state. If applicable, the shares may not be offered or sold in certain jurisdictions unless they comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market or other national exchange. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

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Although we believe being listed on the OTC Markets increases liquidity for our stock, investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchange. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds over an approximate 12 month period. It is possible that the Company may not raise the entire $10,000,000 in shares being offered through this Offering Circular. In such case, it will reallocate its use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses

	100%	75%	50%	25%
Gross Offering Proceeds	$10,000,000	$7,500,000	$5,000,000	$2,500,000
Offering Costs(1)	$50,000	$50,000	$50,000	$50,000

Use of Net Proceeds:
Leasehold Improvements	$1,950,000	$1,462,500	$975,000	$487,500
Furniture, Fixtures & Equipment	$1,500,000	$1,125,000	$750,000	$375,000
Novopelle Selleing, General and Administrative Expenses	$835,000	$626,250	$417,500	$208,750
Acquisitions and Product Development	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Working Capital(2)	$4,415,000	$4,298,750	$4182500	$4,066,250
Debt Reduction	$250,000	$187,500	$125,000	$62,500

(1)	The Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing and other misc..

(2)	The Company will use working capital to pay for miscellaneous and general operating expenses, as well as research and development and legal fees relating to securing and protecting the Company’s intellectual property.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DESCRIPTION OF BUSINESS

American International Holdings Corp. (the “Company,” “we,” “us,” and “our”) was organized in 1986 and is incorporated in Nevada. The Company has undergone several name changes and changes of control since its incorporation; however, from 2012 until April, 2019, the Company had no operations and nominal assets.

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On April 12, 2019, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Novopelle Diamond, LLC, a Texas limited liability company (“Novopelle Diamond” and “Novopelle”) and certain unitholders of Novopelle Diamond. Pursuant to the terms of the Share Exchange Agreement, the Company acquired 100% of the issued and outstanding membership interest of Novopelle Diamond by means of a share exchange with the Novopelle Members in exchange for 18,000,000 newly issued shares of the common stock of the Company (the “Share Exchange”). As a result of the Share Exchange, Novopelle became a 100% owned subsidiary of AMIH, which on a going forward basis will result in consolidated financial reporting by AMIH to include the results of Novopelle. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company. As a result of the Share Exchange, AMIH acquired the business of Novopelle Diamond and all of its assets. Novopelle Diamond is a physician supervised, medical spa and wellness clinic that offers a full menu of wellness services including anti-aging, weight loss and skin rejuvenation treatments. The business description of the Company provided in this Current Report relates to the new medical spa business, which it intends to operate through its subsidiaries.

The Company is headquartered in Houston, TX and operates as a holding company dedicated to acquiring, managing and operating health, wellness and medical spa / treatment facilities across the United States. The Company seeks opportunities to acquire and grow businesses that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

Service Offerings

The Company owns and operates a Novopelle branded medical spa facility located in McKinney, TX and has been granted an exclusive license with Novo MedSpa Addison Corporation to establish additional Novopelle branded facilities across the United States and abroad.

Novopelle is a Texas based, physician-supervised medical spa & wellness clinic. Novopelle initially started its operations offering only laser hair removal services and has since evolved to offer a full menu of wellness services including anti-aging, weight loss, and skin rejuvenation treatments. Novopelle offers the following products and services:

●	Stem Cell Therapy	●	Acne & Acne Scar Reduction
●	Laser Hair Removal	●	Testosterone Replacement Therapy
●	PRP Facial (Vampire Facial)	●	Hair Restoration
●	Novo Lipo (Body Contouring)	●	Botox & Fillers
●	Laser Vein Removal	●	Facials & Peels
●	Cellulite Reduction	●	Weight Loss Solutions
●	Stretch Mark Reduction	●	Tattoo Removal

In addition to Novopelle Diamond, AMIH has three other recently formed wholly owned subsidiaries as follows:

On September 11, 2019, the Company formed and organized Novopelle Waterway, Inc. in the State of Texas with the intent that the Company is able to come to terms on a retail location for a newly established Novopelle branded med spa to be located in the Waterway section of the Woodlands, TX. The Company is in early discussions with the landlord regarding the terms of a new lease.

On September 13, 2019, the Company formed and organized YS Brands, Inc. (“YS Brands”) in the State of Texas. YS Brands will be dedicated to creating, designing, manufacturing and marketing new premium designer shoe concepts intended to sell through both direct to consumer (retail and e-commerce) and wholesale through larger, bigger box retail stores.

On September 17, 2019, the Company formed and organized Capitol City Solutions USA, Inc. (“CCS”) in the State of Texas to act as a general contracting and construction company focused on the remodeling, general construction and interior finish of both the Company’s newly established Novopelle branded med spa locations as well as to market to other commercial real estate projects within the United States.

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The foregoing are in their infancy and the Company has not consummated the business plans for any of the respective businesses and may find that any one or all are not in the best interests of the Company to continue to operate.

Market Strategy

Novopelle currently markets its products and services to both men and women that are conscience about fitness, health, wellness and aesthetics. While Novopelle remains competitive in pricing and product offerings, the Company currently focuses its marketing efforts to individuals with above average and high disposable incomes. In addition to the McKinney, TX location owned by the Company, there are four (4) non-Company owned Novopelle branded locations located across Texas with two (2) located in Dallas, TX, one (1) in Houston, TX and another one (1) located in Austin, TX. These additional locations assist creating and maintaining a unique and strong branding presence both physically and online.

The Company currently deploys unique, proven marketing strategies through social media with both sponsored and paid advertisements as well as the use of local brand ambassadors and influencers. The Company has also experienced a lot of success by placing marketing materials in nearby retail establishments and utilizing cross marketing relationships with other vendors and retailers that market to similar demographics.

The Company intends to further develop and strengthen its market presence with the opening and establishment of additional Novopelle branded locations across the United States and abroad with the Company seeking viable locations placed in fast growing trade areas with high individual/family incomes.

Exclusive License

On June 27, 2019, the Company entered into an Exclusive License Agreement with Novo MedSpa Addison Corporation (“NMAC”) granting the Company with the exclusive rights to the Novopelle intellectual property, including copyrights and trademarks, proprietary technology, and other assets necessary or desirable to operate Novopelle branded Med Spa locations and the right to open additional Novopelle branded Med Spa locations. A more detailed overview and a copy of the Exclusive License Agreement has been furnished along with a Form 8-K as filed on July 5, 2019. The agreement provides the Company with an exclusive worldwide, unrestricted, perpetual, irrevocable, and royalty-bearing license.

Competition

The health, wellness and medical spa industry is highly competitive with new locations, brands and facilities being established on a frequent basis. Specifically, and as it relates to medical spas, there are both many independently operated locations as well as doctor’s offices that provide some or all of the services that Novopelle provides. At the same time, the demand and the number of individuals – both men and women – that are seeking medical spas for a variety of health, wellness and cosmetic/aesthetic type treatments and solutions has increased dramatically over the past several years. With medical spa treatments, such as laser hair removal and Botox injections, are becoming more available, desirable, and affordable, demand for these services has dramatically increased.

The Company and management believe that by furthering the strength of the Novopelle brand through both the establishment of new locations as well as through acquisition of smaller, independently owned and operated facilities, will better position the Company and the Novopelle brand within the competitive landscape.

Employees

We currently have a total of 6 full time employees and 3 part time employees. We have and will also engage independent contractors to provide professional services.

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Reports to Security Holders

Our common stock is registered under the Securities Exchange Act of 1934 and we are required to file current, quarterly and annual reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC’s web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at www.amihcorp.com.

Government Regulation

The health care industry is subject to extensive federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings in which we are involved.

DESCRIPTION OF PROPERTY

The Company does not own any properties. The Company currently utilizes approximately 1,200 square feet of office space located at 11222 Richmond Avenue, Suite 195, Houston, Texas 77082 (the “Houston Property”). There is currently no written lease for the Houston Property and it is provided to the Company for free by a shareholder of the Company. We believe that the Houston Property is currently adequate for the purposes of our operations. Additionally, the Company leases commercial/retail space in McKinney, TX for its Novopelle Diamond location. The lease has a seven (7) year term and the Company pays a base rent of $3,616.67 per month plus triple-net.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

On April 12, 2019, the Company acquired the business of Novopelle Diamond and all of its assets. The Company is headquartered in Houston, TX and operates as a holding company dedicated to acquiring, managing and operating health, wellness and medical spa / treatment facilities across the United States. The Company seeks opportunities to acquire and grow businesses that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

Results of Operations

The following analysis on results of operations was based primarily on the Novopelle’s financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the audited financial statements and the notes to those statements for the period from January 31, 2018 (inception) to December 31, 2018, which are included elsewhere in this Offering Circular. The results discussed below are for the period from Novopelle’s inception (January 31, 2018) to March 31, 2019.

Results of operations for the period from January 31, 2018 (inception) December 31, 2018, and for to the quarter ended March 31, 2019

Revenue

From January 31, 2018 (inception) through December 31, 2018, revenue amounted to $35,913. For the quarter ended March 31, 2019, revenue amounted to $15,241. Since inception, Novopelle has generated revenue by providing medical spa related services at its Novopelle branded MedSpa located in McKinney, TX. Novopelle sells and markets its offerings directly to consumers. With additional capital it is the Company’s plan to establish additional Novopelle branded MedSpa locations throughout the United States and abroad.

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Cost of Sales

From inception (January 31, 2018) through December 31, 2018, cost of sales amounted to $8,895. For the three-month period ended March 31, 2019, cost of sale amounted to $12,656.

Selling, General and Administrative Expenses

From inception (January 31, 2018) through December 31, 2018, expenses amounted to $23,947. For the three-month period ended March 31, 2019, expenses amounted to $21,201.

Other Expense

From January 31, 2018 (inception) though the year ended December 31, 2018, Novopelle incurred interest expense of $10,591. For the three-month period ended March 31, 2019, Novopelle incurred interest expense of $5,194.

Net Profit (Loss)

From January 31, 2018 (inception) through the year ended December 31, 2018, net loss amounted to $7,520. For the three-month period ended March 31, 2019, net loss amounted to $23,810.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. Novopelle had cash of $18,796 as of December 31, 2018 and $1,005 as of March 31, 2019.

Primary uses of cash have been for furniture, fixtures, equipment and leasehold improvements for our Novopelle McKinney location, as well as for costs of goods sold and general and administrative expenses. All funds received have been expended in the furtherance of growing the business. Novopelle has primarily received funds from services, revenues, and through loans from Novopelle’s original founding members. The following trends are reasonably likely to result in changes in our liquidity over the near to long term:

●	An increase in working capital requirements to finance our current business and establish additional Novopelle locations;

●	Addition of management and administrative personnel as the business grows; and

●	The cost of being a public company.

At December 31, 2018, Novopelle had raised a total of $0 from the sale of common stock and convertible promissory notes. As of March 31, 2019, Novopelle has raised a total of $0 from the sale of common stock and convertible promissory notes to fund its operations. Fund sources have come from individual investors. No institutional investment has been made to the company to date.

To date, Novopelle is not profitable and we cannot provide any assurances that we will be profitable. We believe our cash and cash equivalents in addition to the proceeds received from the sale of common stock will provide sufficient capital to satisfy anticipated operational expenses for the next twelve months.

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Cash Flows

The following table shows a summary of our cash flows from January 31, 2018 (inception) to the period ended December 31, 2018, and the three-month period ended March 31, 2019.

	From January 31, 2018 to December 31, 2018	Period Ended March 31, 2019
Net cash used in operating activities	(15,810)	$(4,884)
Net cash used in investing activities	(42,276)	(15,156)
Net cash provided by financing activities	76,882	2,249
Net (decrease) increase in cash	18,796	(17,791)
Cash - beginning of period	-	18,796
Cash - end of period	18,796	$1,005

Net cash flow used in operating activities was $15,810 from January 31, 2018 (inception) to the year ended December 31, 2018, $4,884 for the three-month period ended March 31, 2019. Net cash flow used in operating activities primarily reflected net loss of $7,520 and $23,810, respectively, as adjusted for non-cash items and working capital timing differences. Net cash used in operating activities resulted from Novopelle ramping up its staffing to build its capabilities for current and future project performance.

We expect the primary use of capital to continue to be salaries, third party project costs, and general overhead costs. It is anticipated that additional capital will be required to execute our business plan and fund future revenue growth.

Going Concern

As of December 31, 2018, the Company’s auditor determined that there was substantial doubt about its ability to maintain operations as a going concern. The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive, or raise additional equity and/or debt capital. We will seek to raise capital through additional equity or debt financings to fund operations in the future. Although the Company has historically raised capital from sales of common and from the issuance of convertible promissory notes, there is no assurance that it will be able to continue to do so. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail its operations. Novopelle’s consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors. We have based this estimate on assumptions that may prove to be wrong and could utilize our available capital resources sooner than we currently expect. Our capital requirements are difficult to forecast. Please see the section titled “Risk Factors” elsewhere in this Current Report for additional risks associated with our capital requirements.

Until such time as we generate substantial revenue to offset operational expenses, we expect to finance our cash needs through a combination of public and private equity offerings and debt financing. We may be unable to raise capital or enter into such other arrangements when needed or on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition.

Three months ended June 30, 2019 compared to the three months ended June 30, 2018

Revenues for the three months ended June 30, 2019 and 2018 was $75,706 and $6,299, respectively

Cost of sales were $23,059 for the three months ended June 30, 2019 and compared to $0 for the three months ended June 30, 2018.

Selling, general and administrative expenses were $119,191 for the three months ended June 30, 2019, compared to $429 for the three months ended June 30, 2018.

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Six months ended June 30, 2019 compared to the six months ended June 30, 2018.

Revenues for the six months ended June 30, 2019 and 2018 were $90,947 and $6,299, respectively.

Cost of sales were $35,715 for the six months ended June 30, 2019 compared to $0 for the six months ended June 30, 2018.

Selling, general and administrative expenses were $140,392 and $429, respectively

Liquidity and Capital Resources for Fiscal Quarter Ended June 30, 2019

As of June 30, 2019, AMIH had total assets of $471,971, including $11,510 in cash. At December 31, 2018, AMIH had total assets of $123,350, including $18,796 in cash.

As of June 30, 2019 and December 31, 2018, AMIH had total current liabilities of $314,862 and $128,734 respectively.

AMIH had negative working capital of $303,352 and $101,072 as of June 30, 2019 and December 31, 2018, respectively.

Net cash used in operating activities was $46,485 for the six months ended June 30, 2019. Net cash used in operating activities was $3,340 for the six months ended June 30, 2018.

Net cash used in investing activities for the six month ended June 30, 2019 and 2018, was $17,034 and $0, respectively. Net cash used investing activities for the six months ended June 30, 2019 was used purchased property and equipment used in operations.

Net cash provided by financing activities during the six months ended June 30, 2019 was $56,233, compared to $45,000 during the six months ended June 30, 2018. During the six months ended June 30, 2019, the Company sold common shares for $10,000, borrowed $60,000 in short-term borrowing and $18,808 form related parties. It also repaid $31,633 in borrowing from related parties, $942 principal payments on long-term debt. During the six months ended June 30, 2018, the Company borrowed $46,500 in short-term borrowing from related parties, and repaid $1,500 in borrowing from related parties.

Off-Balance Sheet Arrangements

As of June 30, 2019, December 31, 2018 and December 31, 2017, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of September 12, 2019 are as follows:

Name	Position	Age	Term of Office	Approximate Hours Per Week
Jacob D. Cohen	Chief Executive Officer, President, Director	40	April, 2019 – Present	Full time
Everett Bassie	Chief Financial Officer	67	May, 2018 – Present	15 hours/week
Esteban Alexander	Chief Operating Officer, Treasurer, Director	31	April, 2019 – Present	Full time
Alan Hernandez	Chief Marketing Officer, Secretary, Director	27	April, 2019 – Present	Full time

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Jacob D. Cohen, 40, Chief Executive Officer

Jacob Cohen is a serial entrepreneur, corporate finance and executive management professional with over 18 years of investment banking and capital markets experience having started and growing multiple companies in various industry sectors including marketing, advertising, healthcare, IT and financial services. Prior to joining the Company, Jacob was the co-founder and managing partner of several boutique investment bank and strategic advisory firms where he advised both early and later stage companies in raising capital in the form of debt and/or equity and in both private and public markets.

Prior to his experiences in investment banking, Jacob served as the Chief Financial Officer of The Renewed Group, Inc. – a manufacturer, wholesaler and retailer of eco-friendly and sustainable apparel primarily made from recycled textiles and under the brand name REUSE JEANS from 2010 through the end of 2013. Further, Mr. Cohen served from 2008 through 2010 as Executive Vice President and Controller of Metiscan, Inc., a publicly traded company, and as the President and Chief Executive Officer of one of its subsidiaries, Shoreline Employment Services, Inc. During his tenure at Metiscan, Mr. Cohen was instrumental in restructuring, reorganizing and operating the company and its five subsidiaries, and successfully raised over $8 million in equity financing for growth capital. Mr. Cohen also spearheaded the company’s financial audit process and managed its various filings with the SEC.

From 2007 through 2008, Mr. Cohen served as the Chief Operating Officer of Artfest International, which he assisted in taking public at the end of 2007. Throughout his career, Mr. Cohen was involved in starting many new ventures, including The AdvertEyes Network, a digital signage advertising company where he served as founder and CEO. Other positions include investment advisor and institutional equity research analyst for Solomon Advisors and Huberman Financial, securities broker-dealers, from 2003 through 2005, and investment banker for Allegiance Capital, a middle market investment bank specializing on mergers and acquisitions, from 2005-2007. Mr. Cohen holds a Bachelors of Arts in International Economics and Finance from Brandeis University in Waltham, MA.

Everett Bassie, 67, Chief Financial Officer

Everett Bassie founded Bassie & Co., a certified public accounting firm located in Houston, Texas in October 1991. Bassie & Co. was involved in all aspects of accounting. Mr. Bassie closed Bassie & Co. during the second quarter of 2010. Since the closing of Bassie & Co., Mr. Bassie has performed consulting services in connection with tax, accounting and pubic company accounting advisory services. Prior to forming Bassie & Co., Mr. Bassie was a senior audit manager in the Houston office of KPMG Peat Marwick. Mr. Bassie worked for KPMG Peat Marwick from June 1981 to October 1991.

Esteban Alexander, 31, Chief Operating Officer

Esteban Alexander is a seasoned operational professional and executive with a focus in the health, beauty and wellness industry. Prior to his position with the Company, Mr. Alexander was the owner and operator of Ideal Nutrition - a retail store located in Allen, TX dedicated to marketing and selling high quality nutritional products, vitamins and supplements. Mr. Alexander installed and supervised operational policies and procedures ranging from purchasing, inventory control and management, finance and marketing. As a former competitive bodybuilder and nutritionist, Mr. Alexander also provided clients with in-depth exercise, nutrition, and weight loss programs specifically designed and tailor made to meet each of his client’s needs and goals. Esteban brings both his operational expertise and knowledge of the health and wellness industry as the Company continues to develop the Novopelle brand and new business concepts within the industry. Mr. Alexander holds a bachelor’s degree in Nutrition in Dietetics from Texas Woman’s University in Denton, TX.

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Alan Hernandez, 27, Chief Marketing Officer

Alan Hernandez is a serial entrepreneur with over 6 years of e-commerce and marketing experience. Mr. Hernandez possess as unique ability to take a creative vision and turn it into reality through entrepreneurial development. His passion is complemented by his ability to create innovative strategies that drive business and name recognition within the market.

Prior to joining the Company, Mr. Hernandez served as Chief Marketing Officer and Co-CEO for Novopelle Med Spa, a chain of physician supervised med spas in located throughout Texas with continued growth and success. Throughout his role since 2014, he has operated both at an executive and ground level, all while establishing a strong company culture to overall enhance the consumer experience. By implementing a sophisticated CRM (client relations management) system, Mr. Hernandez has created a strong lead management process that continues to lead the company towards expansion. He continues to spearhead Novopelle’s operations while constantly developing new business concepts outside of the industry.

Previously, Mr. Hernandez co-founded several e-commerce brands in the fitness and wellness industry in addition to Vast Networks LLC, a Dallas-based digital marketing agency. During his time as managing partner and Chief Marketing Officer, Mr. Hernandez learned the importance of implementing effective marketing strategies while gaining experience in the digital marketing ecosystem and social media. Mr. Hernandez attended the University of Texas at Dallas where he studied Business Administration with a focus in Entrepreneurship and Marketing.

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our certificate of incorporation, our Board is elected annually as a single class.

Director Independence

The Board has determined that none of our directors are independent as the term “independent” is defined by the rules of NASDAQ Rule 5605.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors, c/o the Corporate Secretary at 11222 Richmond Avenue, Suite 195, Houston, TX 77082. Our corporate secretary will forward stockholder communications to our board of directors prior to the board’s next regularly scheduled meeting following the receipt of the communication.

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Corporate Governance

The Company intends to seek additional members for its Board of Directors. In evaluating director nominees, our Company considers the following factors:

●	The appropriate size of the Board;
●	Our needs with respect to the particular talents and experience of our directors;
●	The knowledge, skills and experience of nominees;
●	Experience with accounting rules and practices; and
●	The nominees’ other commitments.

Our Company’s goal is to assemble a Board of Directors that brings our Company a variety of perspectives and skills derived from high quality business, professional and personal experience. Other than the foregoing, there are no stated minimum criteria for director nominees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the last fiscal year, as of December 31, 2018.

Name	Capacities in which compensation was received	Cash compensation ($)	Stock Awards ($)	Total compensation ($)
Everett Bassie	CFO, Director	8000	375,000	383,000
Robert Holden	CEO, Director	15,000	1,900,000	1,915,000
Daniel Dror	Chairman	-	-	-
Charles R. Zeller	Director	-	-	-
Directors as a Group (4 persons)		23,000	2,275,000	2,298,000

(1)	Everett Bassie and Charles Zeller resigned as members of the Board of Directors effective April 12, 2019 in connection with the Share Exchange. Mr. Bassie remained on as the Company’s CFO.

(2)	Effective August 20, 2018, Mr. Robert Holden resigned as a member of the Board of Directors, President and Chief Executive Officer of the Company.

The directors serve without cash compensation, but may be granted stock as bonus compensation from time to time. No non-employee directors received any form of compensation during the years ended December 31, 2018. We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors.

Executive Officer Compensation

Concurrent with the Share Exchange Agreement on April 12, 2019, each of Jacob D. Cohen, Esteban Alexander and Alan Hernandez (collectively, the “Executives”) entered into Executive Employment Agreements with AMIH (collectively, the “Executive Employment Agreements”). The Executive Employment Agreements have substantially similar terms.

Pursuant to the Executive Employment Agreements, the Executives will each receive an annual base salary of $90,000, which will increase to $120,000 per year in 2020, and will be eligible to receive equity awards in the future, as determined by the Board. In addition, the Executives will have severance benefits in the form of salary continuation and health benefits through the employment term remaining on the contract in the event the Company terminates the an agreement without cause or an Executive terminates with good reason, as those terms are defined in the employment agreements. The Executives will also assist manage each of the medical spas opened or acquired by the Company and shall be entitled to receive compensation therefor equal to 25% of the profits generated by the medical spas. The Executive Employment Agreements have three-year terms, provided, however, after the end of one year, the Executive Employment Agreements will automatically renew for successive one-year terms. Copies of the Executive Employment Agreements are attached hereto as exhibits.

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On May 3, 2019, the Company entered into a Financial and Accounting Consulting Agreement (the “CFO Agreement”) with Everett Bassie pursuant to which Mr. Bassie agreed to serve as the Company’s Chief Financial Officer on an independent contractor basis for a term of two years. Mr. Bassie will be paid a monthly fee of $1,000 for his services, and such fee may be renegotiated if the Company’s operations increase more than expected. A copy of Mr. Bassie’s CFO Agreement is attached hereto as an exhibit.

Stock Option Plan

On July 5, 2019, the Board of Directors adopted and approved a 2019 Stock Option and Incentive Plan (the “Plan”). The Plan is intended to promote the interests of the Company by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company. The maximum number of shares available to be issued under the Plan is currently 10,000,000 shares, subject to adjustments for any stock splits, stock dividends or other specified adjustments which may take place in the future.

The Plan is administered by the Company’s Board of Directors. Persons eligible to participate in the Plan must: (i) be a natural person, (ii) provide bona fide services to the Company, and (iii) provide services to the Company that services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the registrant’s securities. All grants under the Plan are intended to comply with the requirements under Internal Revenue Code Section 409A and activities under the Plan will be administered accordingly.

Options granted under the Plan are evidenced by agreement between the recipient and the Company, subject to the following general provisions:(i) a recipient of employee stock option may not exercise any options which would cause him/her/it to hold more than 4.9% of the Company’s issued and outstanding common or voting stock, unless such limitation is waived by providing 61 days’ written notice to the Company, but in no event may exercise options that would cause such recipient to hold more than 9.9% of the Company’s issued and outstanding common or voting stock; and (ii) the term of stock options shall be limited to a maximum of two years, unless otherwise approved by the Board of Directors. A copy of the Plan is attached hereto as an exhibit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who is known by the Company to own beneficially more than ten percent (10%) of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our current executive officers, significant employees and directors as a group, as of August 21, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of August 21, 2019, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Beneficial ownership as set forth below is based on our review of our record shareholders list and public ownership reports filed by certain shareholders of the Company, and may not include certain securities held in brokerage accounts or beneficially owned by the shareholders described below.

We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 11222 Richmond Avenue, Suite 195, Houston, TX 77082. As of August 21, 2019, we had 24,468,355 outstanding shares of common stock.

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Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage
Officers and Directors
Jacob D. Cohen	6,000,000	24.25%
Esteban Alexander	6,000,000	24.25%
Alan Hernandez	6,000,000	24.25%
Everett Bassie	100,000	0.41%
All officers and directors as a group (4 persons)	18,100,000	73.97%

Greater than 10% Shareholders
Robert Holden [1]	3,800,000	15.53%

1.	The Company intends to initiate legal proceedings against Mr. Holden for return of these shares due to his failure to perform.

The above tables are based upon information derived from our stock records. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described herein (or within the section entitled Executive Compensation of this prospectus), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2017 and 2018, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our directors or officers;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

SEC rules require us to disclose any transaction or currently proposed transaction in which we were a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons. The descriptions set forth above under the captions “The Exchange and Related Transactions—Exchange Agreement,” “Executive Compensation—Employment and Related Agreements” and “—Director Compensation” and below under “Description of Securities—Options” are incorporated herein by reference.

The following is a description of transactions since January 1, 2017 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of the Company’s pre-Exchange capital stock (or pre-Exchange DSI’s common stock), or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Exchange.

Loans from Related Parties

During the six month period ended June 30, 2019, two of the Company officers and board members, Jacob D. Cohen and Esteban Alexander, loaned the Company $18,808, including $3,170 of accrued interest on the loans, respectively. During the six months ended June 30, 2019, the Company repaid $31,633 of loans to the two officers/board members. The Company incurred $2,026 on imputed interest expense on related party borrowing during the three months ended June 30, 2019. As of December 31, 2018, the Company owed Mr. Cohen $20,000 and Mr. Alexander $101,084.74.

The outstanding loan balance to these related parties was $113,918 at June 30, 2019, of which $35,000 was owed to Mr. Cohen and $ 78,868 was owed to Mr. Alexander.

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On June 21, 2019, the Company issued a promissory note with a principal amount of $40,000 to a related party the father of the Company’s CEO, Jacob Cohen) in exchange for $40,000 in cash. The promissory note is unsecured, has a maturity date of June 21, 2020 and accrues interest at the rate of 8% per annum until paid in full by the Company. Furthermore, the Company issued 50,000 shares of the Company’s common stock to the related party investor as further consideration to enter into the loan with the Company. The Company issued 50,000 shares of common stock valued at $.10 per share or $5,000, which was accounted for a discount on the note.

As of June 30, 2019, AMIH had a short-term note payable in the amount of $13,473 to Kemah Development Texas, LP, a company owned by Dror Family Trust, a related party.

Long-Term Debt to Related Parties

On April 12, 2019 the Company entered into individual share exchange agreements and promissory notes with each of Daniel Dror, Winfred Fields and former Directors Everett Bassie and Charles Zeller (the “AMIH Shareholders”), whereby the AMIH Shareholders agreed to cancel and exchange a total of 5,900,000 shares of their AMIH common stock. The Company issued individual promissory notes with an aggregate principal amount of $350,000 (the “Promissory Notes”) for cancellation of the 5,900,000shares of common stock. The Promissory Notes have a term of two years and accrue interest at the rate of 10% per annum until paid in full by the Company. The Company accrued $7,575 of interest on these notes during the six months ended June 30, 2019.

Related Party Transactions of the Company Prior to the Exchange Agreement

As of December 31, 2018, and December 31, 2017, AMIH had a payable to AMIN of $0 and $31,496, respectively. The loan is from the former parent company. There is no loan agreement, and interest is not being charged. Effective May 31, 2018, AMIN Board forgave the $31,496 loan owed to AMIN at March 31, 2018 plus an additional $500 loaned during the second quarter of 2018, for a total of $31,996 in forgiveness, which was recorded as an increase in additional paid in capital. The Company incurred an imputed interest expense in the amount of $1,035 on the loans owed to AMIN for the year ended December 31, 2018.

As of December 31, 2018, AMIH had a short-term note payable in the amount of $13,072 to Kemah Development Texas, LP, a company owned by Dror Family Trust, a related party. The original note was for $100,000. $86,928 was repaid during the year ended December 31, 2018. The note was effective May 31, 2018, bears interest at 3%, and is due on May 31, 2019. AMIH incurred interest expense of $852 for the period ended September 30, 2018 and an additional $1,089 of interest expense was imputed on this note.

At December 31, 2017, the Company had an accrued liability in the amount $30,000 for compensation to the Company’s CEO for the year ended December 31, 2016. Effective May 31, 2018, the Company former CEO resigned his position as CEO and forgave the $30,000 in accrued compensation owed to the former CEO.

The $2,124 in imputed interest expense and the $30,000 in forgiveness of accrued compensation were recorded as increases in additional paid in capital during the year ended December 31, 2018.

During the year ended year 31, 2018, the Company issued the following shares of restricted common stock to related parties. Stock issued for services to related parties was valued at $0.50 per share:

The Company issued 4,300,000 shares for common stock valued $2,150,000 for organizational and acquisition consulting services to Daniel Dror, Chairman and CEO of American International Industries, Inc. (“AMIN”). Daniel Dror is the former Chairman and CEO of the Company.

The Company issued 3,800,000 shares of common stock valued at $1,900,000 to Robert Holden, for the positions as President, CEO and Director.

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The Company issued 750,000 shares of common stock valued at $375,000 to Everett Bassie, for the positions as CFO and Director.

The Company issued 500,000 shares of common stock valued at $250,000 for Director Fees to Charles Zeller.

During the period from January 31, 2018 (inception) to December 31, 2018, two members, who are also officers of the Company, loaned and/or incurred debt for the benefit of the Company. The two members loaned the Company a total of $163,508 and repaid a total of $42,424 on the principal of the loans. $44,202 of this borrowing was used to pay for the construction in progress for leasehold improvements. The Company incurred $2,136 of imputed interest on the related party borrowing during this period, and $8,455 of actual interest paid on related borrowing for a total of $10,591 of interest expense.

Policies and Procedures for Related Party Transactions

Our board of directors intends to adopt a written related person transaction policy, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of Novopelle’s total assets as of the end of the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

SECURITIES BEING OFFERED

The following description is a summary of the material rights of shareholders. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws. Each of the foregoing documents has been filed as an exhibit to this circular.

We have authorized capital stock consisting of 195,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of August 21, 2019, we had 24,468,355 shares of common stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been publicly filed with the SEC.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable, and any shares of our common stock to be issued upon an offering pursuant to this Offering Circular will be fully paid and nonassessable upon issuance.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of our common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock. Our board of directors may specify the characteristics of any preferred stock. Any preferred stock issued will be fully paid and nonassessable upon issuance.

Transfer Agent

The stock transfer agent for our securities is American Stock Transfer & Trust Company, LLC in Brooklyn, NY.

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FINANCIAL STATEMENTS

INDEX TO THE AUDITED FINANCIAL STATEMENTS

From January 31, 2018 (inception) to December 31, 2018

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Novopelle Diamond, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Novopelle Diamond, LLC (the Company) as of December 31, 2018, and the related statement of operations, members’ equity, and cash flows for the period from January 31, 2018 (inception) through December 31, 2018, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from January 31, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2019.

Houston, TX

August 15, 2019

F-2

NOVOPELLE DIAMOND, LLC

Balance Sheet

December 31, 2018

Assets
Current assets:
Cash	$18,796
Prepaid expenses	8,866
Total current assets	27,662

Property and equipment:
Construction in progress-leasehold improvements	85,016
Furniture	1,462
Total property and equipment	86,478
Accumulated depreciation and amortization	-
Net property and equipment	86,478

Other assets	9,210
Total assets	$123,350

Liabilities and Members’ Equity

Current liabilities:
Deferred lease liability	$7,650
Short-term notes payable to related parties	121,084
Total liabilities	128,734

Members’ equity:
Members equity	2,136
Retained earnings (deficit)	(7,520)
Total members’ equity (deficit)	(5,384)

Total liabilities and members’ equity (deficit)	$123,350

See accompanying notes to financial statements.

F-3

NOVOPELLE DIAMOND, LLC

Statement of Operations

From January 31, 2018 (inception) to December 31, 2018

Revenues	$35,913
Cost of sales	8,895
Gross margin	27,018

Operating expenses:
Sales and marketing expenses	10,225
General and administrative expenses	13,722
Total operating expenses	23,947

Operating income	3,071

Other expenses - interest expense	(10,591)

Net loss	$(7,520)

See accompanying notes to financial statements.

F-4

NOVOPELLE DIAMOND, LLC

Statement of Members’ Equity

From January 31, 2018 (inception) to December 31, 2018

			Total
	Members	Retained	members’
	equity	earnings	equity

Balance, January 31, 2018	$-	$-	$-

Imputed interest	2,136	-	2,136

Net loss	-	(7,520)	(7,520)

Balance, December 31, 2018	$2,136	$(7,520)	$(5,384)

See accompanying notes to financial statements.

F-5

NOVOPELLE DIAMOND, LLC

Statement of Cash Flows

From January 31, 2018 (inception) to December 31, 2018

Cash flows from operating activities:
Net loss	$(7,520)
Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest expense	2,136
(Increase) decrease in operating assets:
Prepaid expenses	(8,866)
Other assets	(9,210)
(Decrease) increase in operating liabilities:
Deferred lease liability	7,650
Net cash used in operating activities	(15,810)

Cash flows from investing activities:
Capital expenditures for property and equipment	(42,276)
Net cash used in investing activities	(42,276)

Cash flows from financing activities:
Proceeds from short-term borrowings from related parties	119,306
Repayment of short-term borrowings from related parties	(42,424)
Proceeds from short-term borrowings	7,000
Repayment of short-term borrowings	(7,000)
Net cash provided by financing activities	76,882

Net increase cash	18,796

Cash at beginning of year	-
Cash at end of year	$18,796

Supplemental schedule of cash flow information:
Interest paid	$8,455

Taxes paid	$-

Non-cash investing and financing transactions:
Leasehold improvement purchases financed	$44,202

See accompanying notes to financial statements.

F-6

NOVOPELLE DIAMOND, LLC

Notes to Financial Statements

For the Period from January 1, 2018 (inception) to December 31, 2018

Note 1 – Summary of Significant Accounting Policies

Organization, Ownership and Business

Novopelle Diamond, LLC is a limited liability company incorporated in the State of Texas on January 31, 2018. The Company began operations in June 2018 as a medical spa. The Company owns and operates a Novopelle branded medical spa facility located in McKinney, TX and has been granted an exclusive license with Novo MedSpa Addison Corporation to establish additional Novopelle branded facilities across the United States and abroad.

Novopelle is a Texas based physician-supervised medical spa & wellness clinic. Novopelle initially started its operations offering only laser hair removal services and has since evolved to offer a full menu of wellness services including anti-aging, weight loss, and skin rejuvenation treatments.

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Cash and Equivalents

The Company considers cash and equivalents to include cash on hand and certificates of deposits with banks with an original maturity of three months or less, that The Company intends to convert.

Accounts Receivable

Accounts receivable consist primarily of trade receivables, net of a valuation allowance for doubtful accounts.

Allowance for Doubtful Accounts

The Company extends credit to customers and other parties in the normal course of business. The Company regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, The Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. When the Company determines that a customer may not be able to make required payments, the Company increases the allowance through a charge to income in the period in which that determination is made.

Inventories

Inventories are valued at the lower-of-cost or market on a first-in, first-out basis and includes the cost of the inventories and freight. The Company assesses the reliability of its inventories based upon specific usage and future utility. A charge to income is taken when factors that would result in a need for a reduction in the valuation, such as excess or obsolete inventory, are noted.

F-7

NOVOPELLE DIAMOND, LLC

Notes to Financial Statements

For the Period from January 1, 2018 (inception) to December 31, 2018

Investment Securities

The Company accounts for its investments in accordance with ASC 320-10, “Investments in Debt and Equity Securities.” Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Debt securities for which the Company does not have the intent or ability to hold to maturity and equity securities not classified as trading securities are classified as available-for-sale. The cost of investments sold is determined on the specific identification or the first-in, first-out method. Trading securities are reported at fair value with unrealized gains and losses recognized in earnings, and available-for-sale securities are also reported at fair value but unrealized gains and losses are included in stockholders’ equity. Management determines fair value of its investments based on quoted market prices at each balance sheet date.

Property, Plant, Equipment, Depreciation, Amortization and Long-Lived Assets

Long-lived assets include:

Property, Plant and Equipment – Assets acquired in the normal course of business are recorded at original cost and may be adjusted for any additional significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being recognized as a component of other income or expense.

Identifiable intangible assets – These assets are recorded at acquisition cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives.

At least annually, we review all long-lived assets for impairment. When necessary, we record changes for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

If the carrying amount of a reporting unit exceeds its fair value, we measure the possible goodwill impairment based upon an allocation of the estimate of fair value of the reporting unit to all of the underlying assets and liabilities of the reporting unit, including any previously unrecognized intangible assets (Step Two Analysis). The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities (“carrying amount”) is the implied fair value of goodwill.

Revenue Recognition

The Company recognizes revenue in according with Accounting Standards Codification (ASC) Topic 606. The underlying principle is that the Company recognize revenue to depict the transfer of promised goods and services to customers in an amount that they expect to be entitled to in the exchange for goods and services provided. A five-step process has been designed for the individual or pools of contracts to keep financial statements focused on this principle.

F-8

NOVOPELLE DIAMOND, LLC

Notes to Financial Statements

For the Period from January 1, 2018 (inception) to December 31, 2018

Going Concern

The financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company incurred a loss in 2018. The Company’s ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management plans to obtain the necessary financing to meet its obligations during 2019. These financials do not include any adjustments relating to the recoverability and reclassification of recorded asset amounts, or amounts and classifications of liabilities that might result from this uncertainty.

New Accounting Pronouncements

In May 2014, FASB issued a new accounting pronouncement regarding revenue recognition effective for reporting periods beginning after December 15, 2018. As permitted by the ASC the Company adopted this standard effective January 1, 2018.

In August 2016, FASB issued a new accounting pronouncement regarding lease accounting for reporting periods beginning after December 15, 2018. A lessee will be required to recognize on the statement of financial position the assets and liabilities for leases with terms of more than twelve months. Management is currently evaluating the effect this pronouncement will have on the financial statements and related disclosures.

Note 2 – Prepaid Expenses

Prepaid expenses at December 31, 2018 represents prepayments for monthly lease payments for the months of January and February 2019.

Note 3 – Construction-In-Progress - Leasehold Improvements

Construction on leasehold improvements were in progress at December 31, 2018; therefore, no amortization was taken on this asset until the asset is placed in service. Leasehold improvements were placed in service in March 2019.

Note 4 – Related Party Transactions

During the period from January 31, 2018 (inception) to December 31, 2018, two members, who are also officers of the Company, loaned and/or incurred debt for the benefit of the Company. The two members loaned the Company a total of $163,508 and repaid a total of $42,424 on the principal of the loans. $44,202 of this borrowing was used to pay for the construction in progress for leasehold improvements. The Company incurred $2,136 of imputed interest on the related party borrowing during this period, and $8,455 of actual interest paid on related borrowing for a total of $10,591 of interest expense.

Note 5- Uncertainties

The Company is subject to claims and lawsuits that arise in the ordinary course of business. Management is not aware of any litigation against the Company.

F-9

NOVOPELLE DIAMOND, LLC

Notes to Financial Statements

For the Period from January 1, 2018 (inception) to December 31, 2018

Note 6 – Short-Term Borrowing

In November 2018, the Company borrowed $7,000 from a non-related party. The $7,000 was repaid within thirty days from the date of the loan.

Note 7 – Operating Lease Commitments

The Company has a lease for its operating facility which expire in November 2025. Future minimum lease payments under to the operating lease are detailed as follows:

Year	Amount
2019	$53,198
2020	54,066
2021	54,951
2022	55,854
2023	56,776
2024	57,715
2025	53,828
$386,388

Total rental expense for the period from January 31, 2018 (inception) to December 31, 2018 was $12,083.

Note 8 - Subsequent Events

Effective April 12, 2019, American International Holdings Corp. (“AMIH”) issued 18,000,000 shares of the Company common stock to the members (three individuals) of Novopelle Diamond, LLC (“Novopelle”), a Texas limited company, to acquire 100% of the membership interests of Novopelle. The issuance of these shares represent a change in control of The Company International Holdings Corp. Concurrent with the issuance, Jacob Cohen, Esteban Alexander and Alan Hernandez, representing the three former members of Novopelle, were elected to the board of directors and to the office of Chief Executive Officer, Chief Operating Officer and Chief Marketing officer of the AMIH, respectively.

On June 27th , 2019, the AMIH executed an exclusive license agreement with Novo MedSpa Addison Corp (“Novo Medspa”) providing the AMIH with the exclusive rights to the Novopelle brand and to establish new Novopelle branded MedSpa locations on a worldwide basis (the “Exclusive License”). In consideration for the Exclusive License, AMIH paid Novo MedSpa a one-time cash payment of $40,000 and issued to Novo MedSpa 250,000 shares of the AMIH’s common stock.

Novopelle Diamond, LLC has evaluated all subsequent events from December 31, 2018 through the issuance date of the financial statements for subsequent event disclosure consideration.

F-10

Pages
Financial Statements for Period Ending June 30, 2019

Consolidated Balance Sheets — June 30, 2019 and December 31, 2018 (unaudited)	F-12

Consolidated Statements of Operations — Three and Six Months Ended June 30, 2019 and Three Months Ended June 30, 2018, and From January 31, 2018 (inception) to June 30, 2018 (unaudited)	F-13

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)–Three and Six Months Ended June 30, 2019 and Three Months Ended June 30, 2018 and From January 31, 2018 (inception) to June 30, 2018 (unaudited)	F-14

Consolidated Statements of Cash Flows — Six Months Ended June 30, 2019 and From January 31, 2018 (inception) to June 30, 2018 (unaudited)	F-15

Notes to Consolidated Financial Statements	F-16

F-11

AMERICAN INTERNATIONAL HOLDINGS CORP.

Consolidated Balance Sheets for

June 30, 2019 and December 31, 2018

(Unaudited)

	(Unaudited)
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash	11,510	18,796
Prepaid expenses	-	8,866
Total current assets	$11,510	$27,662

Operating lease right-of-use asset, net	260,431	-
Property and equipment net	130,253	86,478
Licensing agreement, net	65,000	-
Other asset - deposit	4,777	9,210
Total assets	$471,971	$123,350

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,164	$-
Accrued interest payable	8,523	-
Accrued compensation, related parties	58,500	-
Deferred lease liability	-	7,650
Short-term note payable	20,000	-
Loans payable to related parties, net of discount	162,391	121,084
Operating lease liability, current	49,362	-
Current installments of long-term debt	12,922	-
Total current liabilities	314,862	128,734

Operating lease liability, non-current	219,417	-
Long-term debt to related parties	350,000	-
Long-term debt, less current installments	20,163	-
Total liabilities	904,442	128,734

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized: 0 shares issued	-	-
Common stock, $0.0001 par value, 195,000,000 authorized: 23,433,355 shares issued and outstanding at June 30, 2019, 10,933,355 issued and outstanding at December 31, 2018	2,343	1,093
Treasury stock, at cost;	(353,894)	-
Additional paid-in capital	27,027	1,043
Retained earnings (deficit)	(107,947)	(7,520)
Total stockholders’ equity (deficit)	(432,471)	(5,384)

Total liabilities and stockholders’ equity (deficit)	$471,971	$123,350

See accompanying notes to the unaudited consolidated financial statements.

F-12

AMERICAN INTERNATIONAL HOLDINGS CORP.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	The Period from January 31, 2018 (inception) to June 30,
	2019	2018	2019	2018

Revenues	$75,706	$6,299	$90,947	$6,299
Cost of sales	23,059	-	35,715	-
Gross margin	52,647	6,299	55,232	6,299

Operating expenses:
Sales and marketing expenses	6,021	-	6,627	-
General and administrative expenses	113,170	429	133,765	429
Total operating expenses	119,191	429	140,392	429

Operating income (loss)	(66,544)	5,870	(85,160)	5,870

Other expenses - interest expense	(10,073)	-	(15,267)	-

Net income (loss)	$(76,617)	$5,870	$(100,427)	$5,870

Net loss per common shares	$(0.00)	$0.00	$(0.01)	$0.00

Weighted average number of common shares outstanding - basic and diluted	21,514,674	10,933,355	16,253,245	10,933,355

See accompanying notes to the unaudited consolidated financial statements.

F-13

AMERICAN INTERNATIONAL HOLDINGS CORP.

Consolidated Statements of Stockholders’ Equity (Deficit)

(Unaudited)

	Three Months Ended June 30, 2019								Three Months Ended June 30, 2018
					Additional								Additional
	Preferred Stock		Common Stock		Paid-in	Treasury	Accumulated		Preferred Stock		Common Stock		Paid-in	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total
Balance at beginning of period	-	$-	10,933,355	$1,093	$3,069	$-	$(31,330)	$(27,168)	-	$-	10,933,355	$1,093	$(1,093)	$-	$-	$-

Issuance of common shares for reverse acquisition	-	-	18,000,000	1,800	(16,592)	(3,894)	-	(18,686)	-	-	-	-	-	-	-	-

Issuance of common shares under private placement	-	-	100,000	10	9,990	-	-	10,000	-	-	-	-	-	-	-	-

Cancellation of common shares for long-term debt	-	-	(5,900,000)	(590)	590	(350,000)	-	(350,000)	-	-	-	-	-	-	-	-

Issuance of common shares for licensing agreement	-	-	250,000	25	24,975	-	-	25,000	-	-	-	-	-	-	-	-

Issuance of common shares for discount on loan	-	-	50,000	5	4,995	-	-	5,000	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	(76,617)	(76,617)	-	-	-	-	-	-	5,870	5,870

Balance at end of period	-	$-	23,433,355	$2,343	$27,027	$(353,894)	$(107,947)	$(432,471)	-	$-	10,933,355	$1,093	$(1,093)	$-	$5,870	$5,870

	Six Months Ended June 30, 2019								From January 31, 2018 (inception) to June 30, 2018
					Additional								Additional
	Preferred Stock		Common Stock		Paid-in	Treasury	Accumulated		Preferred Stock		Common Stock		Paid-in	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total
Balance at beginning of period	-	$-	10,933,355	$1,093	$1,043	$-	$(7,520)	$(5,384)	-	$-	10,933,355	$1,093	$(1,093)	$-	$-	$-

Imputed interest	-	-	-	-	2,026	-	-	2,026	-	-	-	-	-	-	-	-

Issuance of common shares for reverse acquisition	-	-	18,000,000	1,800	(16,592)	(3,894)	-	(18,686)	-	-	-	-	-	-	-	-

Issuance of common shares under private placement	-	-	100,000	10	9,990	-	-	10,000	-	-	-	-	-	-	-	-

Cancellation of common shares for long-term debt	-	-	(5,900,000)	(590)	590	(350,000)	-	(350,000)	-	-	-	-	-	-	-	-

Issuance of common shares for licensing agreement	-	-	250,000	25	24,975	-	-	25,000	-	-	-	-	-	-	-	-

Issuance of common shares for discount on loan	-	-	50,000	5	4,995	-	-	5,000	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	(100,427)	(100,427)	-	-	-	-	-	-	5,870	5,870

Balance at end of period	-	$-	23,433,355	$2,343	$27,027	$(353,894)	$(107,947)	$(432,471)	-	$-	10,933,355	$1,093	$(1,093)	$-	$5,870	$5,870

See accompanying notes to unaudited consolidated financial statements.

F-14

AMERICAN INTERNATIONAL HOLDINGS CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,	The Period From January 31, 2018 (inception) to June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(100,427)	$5,870
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	7,286	-
Imputed interest expense	2,026	-
(Increase) decrease in operating assets:
Prepaid expenses	8,866	-
Operating lease right-of-use asset, net	(260,431)	-
Licensing agreement	(40,000)	-
Other asset - deposit	4,433	(9,210)
(Decrease) increase in operating liabilities:
Accounts payable	4,559	-
Accrued interest payable	7,574	-
Deferred lease liability	(7,650)	-
Accrued compensation	58,500	-
Operating lease right-of-use liability, net	268,779	-
Net cash used in operating activities	(46,485)	(3,340)

Cash flows from investing activities:
Capital expenditures for property and equipment	(17,034)	-
Net cash used in investing activities	(17,034)	-

Cash flows from financing activities:
Proceeds of the sale of common shares	10,000	-
Proceed of short-term borrowings	60,000	-
Proceeds from short-term borrowings from related parties	18,808	46,500
Repayment of short-term borrowings from related parties	(31,633)	(1,500)
Principal payments on long-term debt	(942)	-
Net cash provided by financing activities	56,233	45,000

Net increase (decrease) in cash	(7,286)	41,660

Cash at beginning of year	18,796	-
Cash at end of period	$11,510	$41,660

Supplemental schedule of cash flow information:
Interest paid	$10,073	$10,591

Non-cash investing and financing transactions:
Equipment purchases financed with long-term debt	$34,027	$-

Common shares issued for notes payable	$350,000	$-

Common shares issued for licensing agreement	$25,000	$-

Common shares issued for debt inducement	$5,000	$-

Common shares issued for reverse acquisition	$1,800	$-

See accompanying notes to the unaudited consolidated financial statements.

F-15

AMERICAN INTERNATIONAL HOLDINGS CORP.

Notes to Consolidated Financial Statements

June 30, 2019

(Unaudited)

Note 1 - Summary of Significant Accounting Policies

The accompanying unaudited interim financial statements of American International Holdings Corp. (“AMIH”), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained in AMIH’s latest Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2018. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year as reported in the Form 10-K have been omitted.

Organization, Ownership and Business

Prior to May 31, 2018, American International Holdings Corp. (“AMIH”) was a 93.2% owned subsidiary of American International Industries, Inc. (“American”, “AMIN”) (OTCBB: AMIN). Effective May 31, 2018, the Company issued 10,100,000 shares of restricted common stock. As a result of the issuance of the common shares, a change in control occurred. American International Industries, Inc. ownership decreased from 93.2% to 6.4%. No one individual or entity owns at least 50% of the outstanding shares of the Company. Effective April 12, 2019, the Company changed its business focus to the services of medical spas.

On April 12, 2019, The Company entered into a Share Exchange Agreement (the “Agreement”) with Novopelle Diamond, LLC (“Novopelle”) and all three members of Novopelle. See Note 2 for the detail of the transaction. The acquisition was treated as a reverse acquisition for accounting purposes, with the Company remaining the parent company and Novopelle becoming a wholly-owned subsidiary of the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of AMIH and its wholly-owned subsidiary: Novopelle Diamond, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation. All reclassifications have been applied consistently to the periods presented.

Cash Equivalents

Highly liquid investments with original maturities of three months or less are considered cash equivalents. There are no cash equivalents at June 30, 2019 and December 31, 2018.

Fair Value of Financial Instruments

FASB ASC 825, “Financial Instruments,” requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. FASB ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At June 30, 2019 and December 31, 2018, the carrying value of certain financial instruments (cash and cash equivalents, accounts payable and accrued expenses.) approximates fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

Net Loss Per Common Share

We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

F-16

Property, Plant, Equipment, Depreciation, Amortization and Long-Lived Assets

Long-lived assets include:

Property, Plant and Equipment – Assets acquired in the normal course of business are recorded at original cost and may be adjusted for any additional significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being recognized as a component of other income or expense.

Identifiable intangible assets – These assets are recorded at acquisition cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives.

At least annually, we review all long-lived assets for impairment. When necessary, we record changes for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

If the carrying amount of a reporting unit exceeds its fair value, we measure the possible goodwill impairment based upon an allocation of the estimate of fair value of the reporting unit to all of the underlying assets and liabilities of the reporting unit, including any previously unrecognized intangible assets (Step Two Analysis). The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities (“carrying amount”) is the implied fair value of goodwill.

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue in according with Accounting Standards Codification (ASC) Topic 606. The underlying principle is that the Company recognize revenue to depict the transfer of promised goods and services to customers in an amount that they expect to be entitled to in the exchange for goods and services provided. A five-step process has been designed for the individual or pools of contracts to keep financial statements focused on this principle.

Note 2 - Acquisition

Effective April 12, 2019, American International Holdings Corp. (“AMIH”) issued 18,000,000 shares of the Company common stock to the members (three individuals) of Novopelle Diamond, LLC (“Novopelle”), a Texas limited company, to acquire 100% of the membership interests of Novopelle. The issuance of these shares represent a change in control of AMIH. Concurrent with the issuance, Jacob Cohen, Esteban Alexander and Alan Hernandez, representing the three former members of Novopelle, were elected to the board of directors and to the office of Chief Executive Officer, Chief Operating Officer and Chief Marketing officer of the AMIH, respectively. Everett Bassie and Charles Zeller resigned as board members of AMIH. This transaction was accounted for as a reverse acquisition. At closing, in accordance with the share exchange agreement, AMIH will remain as the parent company with Novopelle being a wholly owned subsidiary of AMIH. Under U.S. generally accepted accounting principles, the acquisition is treated as a “reverse acquisition” under the purchased method of accounting with Novopelle as the accounting acquirer. Accordingly, Novopelle’s historical results of operations replace AMIH’s historical results of operations for all periods prior to the Acquisition and, for all periods following the Acquisition; the results of operations of the combined company will be included in the Company’s financial statements.

F-17

Note 3 – Property and Equipment

Property and equipment is as follows at June 30, 2019 and December 31, 2018:

	June 30,	December 31,
	2019	2018
Leasehold improvements	$92,516	$85,016
Furniture & fixtures	5,843	1,462
Equipment	39,180	-
	137,539	86,478
Less accumulated depreciation and amortization	7,286	-
Net property and equipment	$130,253	$86,478

Depreciation and amortization expense for the six months ended June 30, 2019 was $7,286.

The Company incurred long-debt in the amount of $34,027 during the six months ended June 30, 2019 to purchase equipment used in its operations. The total purchase price was $37,027, with the Company making a down payment in the amount of $3,000.

Note 4 – Licensing Agreement

On June 27, 2019, the Company executed an exclusive license agreement with Novo MedSpa Addison Corp. (“Novo Medspa”) providing the Company with the exclusive rights to the Novopelle brand and to establish new Novopelle branded MedSpa locations on a worldwide basis (the “Exclusive License”). In consideration for the Exclusive License, the Company paid Novo MedSpa a one-time cash payment of $40,000 and issued to Novo MedSpa 250,000 shares of the Company’s common stock. The 250,000 shares of the Company’s common stock was valued at $0.10 per share or $25,000.

Note 5 – Operating Right-of-Use Lease Liability

On January 1, 2019, the Company adopted Accounting Standards Update No. 2016-2, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosure surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

On January 1, 2019, the Company recognized an operating right-of-use asset in the amount $287,206 and an operating lease liability in the amount of $294,774. The lease term is eighty-four (84) months and expires in November 2025.

The following is a schedule, by year, of maturities of lease liabilities as of June 30, 2019:

2019	$26,599
2020	54,066
2021	54,951
2022	55,854
2023	56,776
2024	57,715
2025	53,828
Total undiscounted cash flows	359,789
Less imputed interest (8%)	(91,010)
Present value of lease liability	$268,779

F-18

Total rental expense for the six months ended June 30, 2019 was $27,740.

The operating lease right-of-use asset net balance at June 30, 2019 was $260,431.

Note 6 – Accrued Compensation for Related Parties

At June 30, 2019, accrued compensation represent compensation for the Company’s executive officers from April 12, 2019 to June 30, 2019.

Note 7 – Short-Term Note Payable

On May 17, 2019, the Company issued a promissory note with a principal amount of $30,000 to a non-related third party in exchange for three tranches of $10,000 in cash. The promissory note is unsecured, has a maturity date of April 30, 2020 and accrues interest at the rate of 5% per annum until paid in full by the Company. The Company has only received two of the tranches for a total of $20,000 as of June 30, 2019.

Note 8 – Loans to Related Parties

During the six month period ended June 30, 2019, two of the Company officers and board members, loaned the Company $18,808, including $3,170 of accrued interest on the loan. During the six months ended June 30, 2019, the Company repaid $31,633 of loans to the two officers/board members. The Company incurred $2,026 on imputed interest expense on related party borrowing during the three months ended June 30, 2019. Outstanding loan balances to these related parties was $113,918 at June 30, 2019.

On June 21, 2019, the Company issued a promissory note with a principal amount of $40,000 to a related party in exchange for $40,000 in cash. The promissory note is unsecured, has a maturity date of June 21, 2020 and accrues interest at the rate of 8% per annum until paid in full by the Company. Furthermore, the Company issued 50,000 shares of the Company’s common stock to the related party investor as further consideration to enter into the loan with the Company. The Company issued 50,000 shares of common stock valued at $.10 per share or $5,000, which was accounted for a discount on the note.

As of June 30, 2019, AMIH had a short-term note payable in the amount of $13,473 to Kemah Development Texas, LP, a company owned by Dror Family Trust, a related party.

Note 9 – Long-Term Debt to Related Parties

On April 12, 2019 the Company entered into individual share exchange agreements and promissory notes with each of Daniel Dror, Winfred Fields and former Directors Everett Bassie and Charles Zeller (the “ AMIH Shareholders “), whereby the AMIH Shareholders agreed to cancel and exchange a total of 5,900,000 shares of their AMIH common stock. The Company issued individual promissory notes with an aggregate principal amount of $350,000 (the “Promissory Notes”) for cancellation of the 5,900,000 shares of common stock. The Promissory Notes have a term of two years and accrue interest at the rate of 10% per annum until paid in full by the Company. The Company accrued $7,575 of interest on these notes during the six months ended June 30, 2019.

Note 10 – Long-Term Debt

The Company incurred long-debt in the amount of $34,027 during the six months ended June 30, 2019 to purchase equipment used in its operations. The total purchase price was $37,027, with the Company making a down payment in the amount of $3,000. The note is due in monthly payments of $1,258.50, including interest at 8%, due in September 2021.

The maturities of long-term debt is as follows:

Year	Amounts
2019	$8,499
2020	13,628
2021	10,958
Total	33,085
Less current installments	(12,922)
Long-term debt, less current installments	$20,163

F-19

Note 11 – Capital Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock, $ 0.0001 par value, of which 0 shares are issued and outstanding at June 30, 2019 and December 31, 2018.

The Company is authorized to issue up to 195,000,000 shares of common stock, $0.0001 par value, of which 23,433,355 shares are issued and outstanding (outstanding shares includes 410 treasury shares) at June 30, 2019 and 10,933,355 at December 31, 2018.

On May 31, 2018, the Company issued 3,800,000 shares of common stock to Robert Holden for future services as the Company CEO and Director to pursue a digital marketing business under the name of Digital Marketing Interactive. As a result of the resignation of Mr. Holden on August 19, 2018, the Company no longer anticipates operating under the d/b/a Digital Marketing Interactive and/or maintaining a business focus in digital marketing moving forward. The Company plans to pursue legal actions to recover the 3,800,000 shares of stock issued to Mr. Holden.

On April 12, 2019, the Company issued 18,000,000 shares of common stock for the acquisition Novopelle.

On April 12, 2019, the Company entered into four exchange agreements with current shareholders to cancel 5,900,000 shares of common stock in exchange for four long-term notes totaling $350,000.

On May 3, 2019, the Company issued 100,000 shares of the Company’s common stock to a non-related third-party investor in exchange for $10,000 in cash.

On June 21, 2019, the Company issued 50,000 shares of common stock as part consideration of a loan agreement. The shares were valued at $0.10 per share or $5,000.

On June 24, 2019, the issued 250,000 shares of the Company’s common stock as part consideration of an exclusive licensing agreement. The shares were valued at $0.10 per share or $25,000.

Note 12 — Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $100,427 for the six months ended June 30, 2019, an accumulated deficit of $107,947. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financials do not include any adjustments relating to the recoverability and reclassification of recorded asset amounts, or amounts and classifications of liabilities that might result from this uncertainty.

Note 13 – Subsequent Events

On July 5, 2019, our Board of Directors adopted and approved our 2019 Stock Option and Incentive Plan (the “Plan”). The Plan is intended to promote the interests of our Company by providing eligible person with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company. The maximum number of shares available to be issued under the Plan is currently 10,000,000 shares, subject to adjustments for any stock splits, stock dividends or other specified adjustments which may take place in the future. The Company has issued a total of 1,035,000 shares to eligible persons under the Plan.

F-20

On July 8, 2019, the Company issued a convertible promissory note with a principal amount of $40,000 to a non-related third party in exchange for $40,000 in cash. The promissory note is unsecured, has a maturity date of July 8, 2020 and accrues interest at the rate of 8% per annum until paid in full by the Company. In the event that the Company files, and has qualified by the SEC, an offering Statement under Regulation A (“Offering Statement”) of the Securities Act of 1933, as amended (the “Securities Act”) in order to sell shares of its common stock, the holder of the note shall have the right to convert all or any portion of the principal amount and interest due on the note into shares of common stock through the Offering Statement during the term of the Offering Statement.

On August 23, 2019, the Company entered into a Consulting Agreement with an unrelated third party to provide to provide strategic marketing, branding and general consulting services to the Company. Pursuant to the agreement, the Company agreed to pay for the services through a one time issuance of 100,000 shares of the Company’s common stock, valued at $.10 per share, or $10,000

On August 26, 2019, the Company entered into a Financial Advisory Agreement with an unrelated third party to provide financial analytical services to the Company. Pursuant to the agreement, the Company agreed to pay for the services through the issuance of a 12% promissory note in the principal amount of $75,000. The promissory note matures on August 26, 2020 and is convertible into shares of the Company’s common stock, only upon an occurance of default, at a discount of 50% of the lowest trading price for the last twenty (20) trading days immediately prior to but not including the date of conversion.

On September 9, 2019, the Company issued a promissory note with a principal amount of $100,000 to a related party in exchange for $100,000 in cash. The promissory note is unsecured, has a maturity date of September 9, 2020 and accrues interest at the rate of 8% per annum until paid in full by the Company. Furthermore, the Company issued 100,000 shares of the Company’s common stock, valued at $.10 per share, or $10,000, to the related party investor as further consideration to enter into the loan with the Company.

On September 13, 2019, the Company formed and organized YS Brands, Inc. in the State of Texas to act as a company dedicated to creating, designing, manufacturing and marketing new premium designer shoe concepts that are intended to sell through both direct to consumer (retail and e-commerce) and wholesale through larger, bigger box retail stores.

Management has evaluated all subsequent events through August 21, 2019, the date the financial statements were available to be issued. No change to the financial statements for the quarter ended June 30, 2019 is deemed necessary as a result of this evaluation.

F-21

EXHIBITS

The following exhibits are filed with this Offering Circular:

Exhibit	Description

2.1	Articles of Incorporation, as amended (1)
2.2	Certificate of Amendment to the Articles of Incorporation (2)
2.3	Bylaws (1)
3.1	Form of certificate (5)
4.1	Form of Subscription Agreement (5)
6.1	Share Exchange Agreement with Novopelle Diamond, LLC (3)
6.2	Exchange Agreement and Promissory Note with Everett Bassie (3)
6.3	Exchange Agreement and Promissory Note with Charles Zeller (3)
6.4	Executive Employment Agreement with Jacob D. Cohen (3)
6.5	Executive Employment Agreement with Esteban Alexander (3)
6.6	Executive Employment Agreement with Alan Hernandez (3)
6.7	Financial and Accounting Consulting Agreement with Everett Bassie (3)
6.8	Licensing Agreement with Novo MedSpa Addison Corp. (4)
6.9	2019 Employee Stock Option Plan
11.1	Consent of M&K CPAS. PLLC
12.1	Opinion of Legality from Austin Legal Group, APC (5)

1	Attached on Form 10-SB/12G filed on August 24, 2004, and incorporated heerin
2	Attached on Form 8-K filed on March 10, 2005, and incorporated heerin
3	Attached on Form 8-K/A filed on August 15, 2019, and incorporated heerin
4 5	Attached on Form 8-K filed on July 5, 2019, and incorporated herein Attached on Form 1-A filed on September 23, 2019, and incorporated herein

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on October 14, 2019.

American International Holdings Corp.

October 15, 2019	By:	/s/ Jacob D. Cohen
Jacob D. Cohen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jacob D. Cohen	Chief Executive Officer, President, and Director	October 15, 2019
Jacob D. Cohen	(Principal Executive Officer)

/s/ Everett Bassie	Chief Financial Officer (Principal Accounting Officer)	October 15, 2019
Everett Bassie

/s/ Esteban Alexander	Chief Operating Officer, Treasurer, Director	October 15, 2019
Esteban Alexander

/s/ Alan Hernandez	Chief Marketing Officer, Secretary, Director	October 15, 2019
Alan Hernandez

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